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                                                      Exhibit 8.1


              SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                        919 Third Avenue
                       New York, NY 10022
                         (212) 735-3000
                       Fax: (212) 735-2000






                                                  April 3, 1996



Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri 64106

          Re:  Registration Statement
               on Form S-4
               ----------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Kansas City Power & Light Company, a Missouri corporation ("KCPL"), in connection with the contemplated merger of KCPL and UtiliCorp United Inc., a Delaware corporation ("UCU"), with and into KC United Corp., a Delaware corporation ("Newco") (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of January 19, 1996, by and among KCPL, UCU and Newco (the "Merger Agreement"). The delivery of an opinion on or prior to the Closing Date, in substantially the form hereof, is a condition to the consummation of the Merger pursuant to Section 8.3(e) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Joint Proxy Statement/Prospectus of KCPL, UCU and Newco with respect to the Merger (the "Joint Proxy Statement/Prospectus") filed as part of the Registration on Form S-4 filed by Newco on April 3, 1996 (the "Registration Statement").

          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is expressly conditioned


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on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants and representations up to and including the Closing
Date.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy
Statement/Prospectus. Furthermore, we have assumed that we will receive, immediately prior to the Effective Time, certificates from an appropriate officer of each of KCPL and UCU containing customary representations.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.


OPINION

          Based solely upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

               (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

               (ii) KCPL, UCU and Newco will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

               (iii) no gain or loss will be recognized by KCPL, UCU or Newco pursuant to the Merger; and

               (iv)  no gain or loss will be recognized by
     holders of KCPL Common Stock as a result of the Merger (except to the extent that cash is received in lieu of fractional shares of Newco Common Stock or pursuant to the perfection of appraisal rights).


          The foregoing may not be applicable to certain holders of KCPL Common Stock, including foreign persons and persons who


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acquired such stock as consideration for services.

          Except as set forth above, we express no opinion to any party as to the consequences of the Merger or of any transactions related thereto. We are furnishing this opinion to you solely for your use and benefit in connection with Section 8.3(e) of the Merger Agreement; this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without the express consent of Skadden, Arps, Slate, Meagher & Flom.

          We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement and the references to Skadden, Arps, Slate, Meagher & Flom in the section of the Registration Statement entitled "THE MERGER - Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                            Very truly yours,

                  /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM


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